Exhibit 99.1

F & M Bank Corp. Reports 3rd Quarter 2013 Financial Results

TIMBERVILLE, VA--(Marketwired - Oct 22, 2013) - F & M Bank Corp. (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the third quarter ended September 30, 2013 and its recently declared third quarter dividend.

Selected Financial Highlights:
	2013				2012
	Q3	Q2	Q1	YTD	Q3	YTD
Net Income (000's)	$1,183	$1,133	$1,216	$3,532	$1,382	$3,657
Earnings per share	0.47	0.45	0.49	1.41	0.56	1.47
Net Interest Margin	3.98%	4.04%	3.98%	4.01%	4.04%	3.92%
Allowance for loan losses	1.74%	1.72%	1.77%	1.74%	1.72%	1.72%
Provision for loan losses (000's)	$1,000	$1,125	$900	$3,025	$900	$2,700
Non-Performing Loans (000's)	$12,338	$13,888	$11,685	$12,338	$11,891	$11,891
Equity to Assets	9.30%	9.15%	8.86%	9.30%	8.31%	8.31%
Efficiency Ratio	57.72%	55.31%	57.74%	56.91%	53.19%	55.18%

Dean Withers, President and CEO, commented, "We're pleased to announce that our third quarter and year to date earnings for 2013 total $1.183 million and $3.532 million, respectively." Withers continued, "Loan growth in our Dealer Finance Division and Fishersville Loan Production offices continue to be strong. I am happy to report that both of these offices reached monthly profitability in less than one year of operation. This reflects well on the hard work of the employees in these offices and the warm reception we have received from the local automobile dealers and the Augusta County business community."

Withers stated, "Non-performing loans at $12.3 million increased approximately $450 thousand compared to third quarter 2012, but decreased approximately $1.5 and $1.0 million compared to second quarter 2013 and year end 2012, respectively. We continue to see signs of improvement in the local real estate market, with several of the subdivisions that we have financed experiencing improved sales compared to 2012." Withers continued, "On October 21, 2013, our Board of Directors declared a third quarter dividend of $0.17 per share. Based on our most recent trade price of $17.70 per share, this dividend constitutes a 3.84% yield on an annualized basis. The dividend will be paid on November 14, 2013, to shareholders of record as of November 1, 2013." Highlights of the company's financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank's nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.FMBankVA.com or by calling (540) 896-8941.

This press release may contain "forward-looking statements" as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F & M Bank Corp. Financial Highlights
	For Nine Months Ended June 30
INCOME STATEMENT	Unaudited 2013	Unaudited 2012
Interest and Dividend Income	$19,565,817	$20,240,698
Interest Expense	3,699,628	4,891,923
Net Interest Income	15,866,189	15,348,775
Non-Interest Income	3,091,899	2,755,209
Provision for Loan Losses	3,025,000	2,700,000
Other Non-Interest Expenses	10,829,854	10,028,780
Income Before Income Taxes & Securities Transactions	5,103,234	5,375,204
Securities Gains (Losses)
Provision For Income Taxes Less Minority Interest	1,465,467 105,860	1,629,557 88,198
Net Income	$3,531,907	$3,657,449
Average Shares Outstanding	2,501,990	2,495,461
Net Income Per Common Share	1.41	1.47
Dividends Declared	.51	.48

BALANCE SHEET	Unaudited September 30, 2013	Unaudited September 30, 2012
Cash and Due From Banks	$6,964,491	$5,864,658
Interest Bearing Bank Deposits	1,021,333	510,656
Federal Funds Sold	24,464,000	6,732,000
Loans Held for Sale	2,776,572	71,416,545
Loans Held for Investment	479,211,895	456,801,217
Less Allowance for Loan Losses	(8,338,981)	(7,870,204)
Net Loans Held for Investment	470,872,914	448,931,013
Securities	16,901,937	19,897,542
Other Assets	33,148,718	34,253,848
Total Assets	$556,149,965	$587,606,262

Deposits	$461,767,657	$445,457,202
Short Term Debt	3,480,308	35,691,182
Long Term Debt	16,678,571	38,142,857
Subordinated Debt	10,191,000	10,191,000
Other Liabilities	12,296,555	9,288,495
Total Liabilities	504,414,091	538,770,736
Stockholders' Equity	51,735,874	48,835,526
Total Liabilities and Stockholders' Equity	$556,149,965	$587,606,262
Book Value Per Common Share	$20.66	$19.55

CONTACT INFORMATION

INVESTOR RELATIONS CONTACT:

Neil Hayslett

EVP/CAO

Farmers & Merchants Bank

540-896-8941

NHayslett@FMBankVA.com

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